10.2 Patent License Agreement, dated January 1, 2009, between Shandong Xiangrui and Ruixing Group Co., Ltd.
Licensor: Ruixing Group Co., Ltd.
Licensee: Shandong Xiangrui Pharmacy Co., Ltd.
Execution Date: January 1, 2009

Valid Term: From January 1st, 2009 to January 1st, 2019.
I. The Name of Patent
The name of the licensed patent is Upflow Anaerobic Sludge Blanket with a Patent Number of ZL 200320121543.6.
II. Delivery of Technology Material
The Licensor shall deliver the photos and brief description of the Patent to the Licensee at the Licensee’s domicile within 1 day after the Agreement takes effect.
III. Type of the Patent
The type of the Patent is Utility Model.
IV. The Standard and method of Inspection and Acceptance
The Licensee put the Patent into production, and the products could meet the standard of the technology of the Patent, then the Licensor and the Licensee will sign the acceptance notice to confirm such facts.
If the products could not meet the standards, the representative from both sides will conduct research to determine the responsibility of both parties.
V. The Fee of the Patent
The Licensee could use the Patent for free.
VI. The Renovation of the Patent
The renovation of the Patent under the Agreement is the renovation or approvement made to the Patent by either party or both parties. Such renovation belongs to the Licensor.

VII. The Dealing Method in the event that the Patent is Declared null or revoked
If the Patent is declared null or revoked by the Patent Committee or Patent Bureau, the Licensor will lose the ownership of the Patent, and the Licensee will lose the use of such Patent.

If the other party infringe the Patent, the Licensor and the Licensee have the right to bring lawsuit to court for such infringement.
VIII. Breach and Compensation
Both parties should comply with the Agreement. Either party breach the Agreement, and cause losses to the other Party, the other Party shall have the right to terminate the Agreement and require the default party to indemnify its losses.
IX. The Alteration and Termination of the Agreement
Any alteration to the Agreement should be confirmed by both parties.

The Agreement will terminate automatically in the following event:
1.	The valid term of the Agreement expires;

2.	Both Parties agree to terminate the Agreement.
X.	Solution of Dispute
Any dispute arising from the Agreement shall be amicably negotiated between the Parties or mediated by the administration of the Patent. Where no agreement is reached by such negotiation, either Party is entitled to submit the dispute to the court of Dongping County for litigation.
XI. Miscellaneous:
1.	The Agreement is prepared in 3 originals and each Party shall hold 1 original, and the other is for administration record.
2.	The Agreement shall come into effect upon the execution of both parties.
Any issue not stipulated in this Agreement shall be fixed by supplemental agreement through the Parties’ negotiation.
Execution:

Licensor (Party A): Ruixing Group Co., Ltd.

Licensee (Party B): Shandong Xiangrui Pharmacy Co., Ltd.